                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           MR. RAGS ACQUISITION, INC.

                             CLAIRE'S STORES, INC.,

                                       AND

                        LUX CORPORATION (D/B/A MR. RAGS)

                               DATED MAY 17, 2002


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                                TABLE OF CONTENTS

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                                                                                                                Page No.
                                                                                                                --------

SECTION 1.          DEFINITIONS ...................................................................................1
         1.1.       Defined Terms .................................................................................1
         1.2.       Other Definitional and Interpretive Provisions ................................................8

SECTION 2.          SALE OF STOCK .................................................................................9
         2.1.       Purchase and Sale .............................................................................9

SECTION 3.          PURCHASE PRICE AND OTHER PAYMENT OBLIGATIONS ..................................................9
         3.1.       Initial Purchase Price ........................................................................9
         3.2.       Additional Consideration ......................................................................9
         3.3.       Inventory Payment ............................................................................10
         3.4.       Access to Books and Records ..................................................................11
         3.5.       Security .....................................................................................11
         3.6.       Trial Balance Sheet ..........................................................................12
         3.7.       Ordinary Course ..............................................................................12
         3.8.       Interest .....................................................................................12
         3.9        Lockbox Account ..............................................................................12
         3.10.      Tenant Improvement Allowances ................................................................12

SECTION 4.          CLOSING ......................................................................................13
         4.1.       Closing ......................................................................................13

SECTION 5.          REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY .........................................13
         5.1.       Authorization ................................................................................13
         5.2.       Organization, Power and Qualification ........................................................13
         5.3.       Capital Stock of the Company .................................................................13
         5.4.       Subsidiaries .................................................................................14
         5.5.       Permits and Intangibles ......................................................................14
         5.6.       Taxes ........................................................................................14
         5.7.       Assets and Properties ........................................................................15
         5.8.       Material Contracts ...........................................................................15
         5.9.       No Violations ................................................................................15
         5.10.      Government Contracts .........................................................................15
         5.11.      Litigation ...................................................................................15
         5.12.      Compliance with Laws .........................................................................16
         5.13.      Intellectual Property ........................................................................16
         5.14.      Employment Matters; Benefits .................................................................16
         5.15.      Property .....................................................................................16
         5.16.      Insurance ....................................................................................17
         5.17.      Officers and Directors .......................................................................17


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                                       i

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
         5.18.      Bank Accounts and Powers of Attorney ........................................................17
         5.19.      Consents ....................................................................................17
         5.20.      Intercompany Loans; Perfected Liens .........................................................17
         5.21.      No Additional Representations ...............................................................17

SECTION 6.          REPRESENTATIONS AND WARRANTIES OF PURCHASER .................................................18
         6.1.       Organization, Power and Qualifications ......................................................18
         6.2.       Authorization ...............................................................................18
         6.3.       Consents ....................................................................................18
         6.4.       Litigation ..................................................................................18
         6.5.       No Violations ...............................................................................18
         6.6.       Stock Acquired For Investment ...............................................................19
         6.7.       Information .................................................................................19
         6.8.       No Liabilities ..............................................................................19
         6.9        Permits and Intangibles .....................................................................19
         6.10       Capitalization ..............................................................................19
         6.11.      Ownership Information .......................................................................19

SECTION 7.          DELIVERIES AT CLOSING .......................................................................20
         7.1.       Deliveries by Seller ........................................................................20
         7.2.       Deliveries by Purchaser .....................................................................20

SECTION 8.          POST-CLOSING COVENANTS ......................................................................21
         8.1.       Employee Matters ............................................................................21
         8.2.       Transitional Services Agreement .............................................................21
         8.3.       Defense of Litigation .......................................................................21
         8.4.       Section 338(h)(10) Election .................................................................21
         8.5.       Guaranties...................................................................................22
         8.6.       Use of Claire's Name ........................................................................22
         8.7.       Delivery of Bank Documents ..................................................................22
         8.8.       Cooperation for Cancellation of Purchase Orders .............................................22

SECTION 9.          INDEMNIFICATION .............................................................................23
         9.1.       Survival ....................................................................................23
         9.2.       Indemnification by Seller ...................................................................23
         9.3.       Indemnification by Purchaser and Shareholders ...............................................24
         9.4.       Third Party Claims ..........................................................................24
         9.5.       Limitation of Recourse ......................................................................24
         9.6.       Punitive Damages ............................................................................25

SECTION 10.         MISCELLANEOUS ...............................................................................25
         10.1.      Severability ................................................................................25
         10.2.      Counterparts ................................................................................25
         10.3.      Headings ....................................................................................25
         10.4.      Expenses ....................................................................................25
         10.5.      Taxes .......................................................................................25

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                                       ii
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
         10.6.      Publicity ...................................................................................25
         10.7.      Law Governing; Arbitration ..................................................................25
         10.8.      Indemnification for Broker Fees .............................................................26
         10.9.      Binding on Successors and Assigns ...........................................................26
         10.10.     Entire Agreement ............................................................................26
         10.11.     Access to Records ...........................................................................26
         10.12.     Notices .....................................................................................27
         10.13.     Confidentiality .............................................................................27
         10.14.     Attorneys' Fees .............................................................................27
         10.15.     Section 338(h)(10) Election Filing ..........................................................28


                                LIST OF EXHIBITS

Exhibit A -    Assumption Agreement

Exhibit B -    Non-Compete Agreement

Exhibit C -    Security Agreement

Exhibit D -    Transitional Services Agreement

Exhibit E -    Agreement to Assign Lease

Exhibit F -    Irrevocable Bank Instructions

                                LIST OF SCHEDULES

1.1            Equipment Leases
1.2            Leasehold Improvement Leases
1.3            Tenant Improvement Allowances
3.6            Trial Balance Sheet and Preliminary Proration Schedule
5.2            List of States Qualified to do Business
5.8            Material Contracts
5.11           Litigation; Workers Compensation Claims
5.13           Intellectual Property
5.14(b)        Other Employee Matters
5.16           Insurance
5.17           Officers and Directors
5.18           Bank Accounts
6.11           Ownership Information of Purchaser





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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT is dated this 17th day of May, 2002 by and among MR. RAGS ACQUISITION, INC. ("Purchaser"), a California corporation, CLAIRE'S STORES, INC., a Florida corporation ("Seller"), and LUX CORPORATION, a Washington corporation (the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company is in the business (the "Business") of distributing and selling urban, surf, snow and skate apparel at the stores (collectively the "Stores") located at the Leased Real Property locations; and

         WHEREAS, the respective board of directors of Purchaser and Seller have determined that it is advisable and in the best interests of the respective entities and their shareholders, that Purchaser purchase all of the outstanding capital stock of the Company; and

         WHEREAS, Seller owns 100% of the issued and outstanding capital stock of the Company (the "Stock"); and

         WHEREAS, Purchaser, Shareholders, Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with the consummation of the transactions contemplated under this Agreement.

         NOW, THEREFORE, in consideration of the recitals herein before stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Shareholders, Seller and the Company do hereby represent, warrant, covenant and agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         1.1 DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "ACCOUNTING STANDARDS" means the accounting policies and procedures of the Seller as described in Seller's Fiscal 2001 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

         "ADDITIONAL FINANCIAL INFORMATION" is defined in Section 6.7 of this Agreement.

         "ADDITIONAL STORES" means any additional stores opened by the Company, Purchaser or any Affiliate of Purchaser after the Closing Date that relate to the Business.

         "AFFILIATE OF PURCHASER" means any Person "controlled by" or "under common control" of the Purchaser, as such terms are generally used under the securities laws.

         "AGREEMENT" means this Stock Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "AGREEMENT TO ASSIGN LEASE" means the Agreement to Assign Lease attached hereto as EXHIBIT E that obligates Seller to guarantee the lease obligations for the real property located at 140 Pine Street, Suite Nos. 350 and 400, Long Beach, California.

         "ALLOCATION" is defined in Section 8.4(d) of this Agreement.

         "ALLOCATION AGREEMENT" is defined in Section 8.4(d) of this Agreement.

         "ASSUMPTION AGREEMENT" means the Assumption Agreement attached hereto as EXHIBIT A that obligates Purchaser and the Company to assume the obligations of Seller under the Leasehold Improvement Leases and Equipment Leases to which Seller is a party and that relate to the Business, and to hold Seller harmless from any liability of any character arising out of, or relating to, the Leasehold Improvement Leases and Equipment Leases.

         "BANK DEBT" shall mean debt incurred by the Company after the Closing Date for the purpose of financing future inventory purchases for the Stores.

         "BENEFIT PLANS" is defined in Section 5.14. of this Agreement.

         "BUSINESS" is defined in the preamble of this Agreement.

         "CHANGE IN CONTROL" means the occurrence of any event whereby (i) at least one the Purchaser Shareholders cease to own and control at least 50% of the economic or voting interest in the Purchaser, (ii) the current partners of International Retail LTD, an Australian company, cease to own or control at least 50% of the economic or voting interest in such entity, (iii) the current members of Bruce Apparel LLC, a California limited liability company, cease to own or control at least 50% of the economic or voting interest in such entity,
(iv) the current members of Ivan Apparel LLC, a California limited liability company, cease to own or control at least 50% of the economic or voting interest in such entity, or (v) the current directors of the Purchaser cease to control the board of directors of the Purchaser.

         "CLOSING DATE" shall mean May 17, 2002.

         "CLOSING DATE INVENTORY" shall mean the inventory set forth on the Closing Date Inventory List, less any inventory reflected on the Closing Date Inventory List that is not delivered to the Stores after the Closing Date as a result of the cancellation of the purchase order by the Seller after the Closing Date and which inventory Seller has not paid (nor is obligated to pay) for.

         "CLOSING DATE INVENTORY LIST" is defined in Section 3.3 of this Agreement.

         "CLOSING DATE INVENTORY RETAIL PRICE" is defined in Section 3.3 of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" is defined in the preamble of this Agreement.

         "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement previously executed between the Purchaser (or related parties) and Seller.

         "DATE OF REDUCTION" shall mean the day following the date that the value of the unsold Closing Date Inventory, valued at the Closing Date Inventory Retail Prices, is less than $15 million; provided, that, the Inventory Payment for the Closing Date Inventory sold prior to such date has been paid to Seller in accordance with the terms of this Agreement.

         "DEDUCTIBLE" is defined in Section 9.2 of this Agreement.

         "DEFERRED PAYMENT" is defined in Section 3.2 of this Agreement.

         "EMPLOYEE BENEFIT PLAN" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, or (iv) Employee Welfare Benefit Plan.

         "EMPLOYEES" is defined in Section 5.14(a) of this Agreement.

         "EQUIPMENT LEASES" shall mean the equipment leases set forth on
Schedule 1.1 to which Seller is a party and that include equipment used in the Business.

         "EQUITABLE EXCEPTIONS" is defined in Section 5.1 of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "EXCESS INVENTORY AMOUNT" shall mean the Closing Date Inventory for which Seller has received the Inventory Payment, valued at the Closing Date Inventory Retail Price and as determined by Seller based on perpetual sales records in the Stores.

         "FULL INVENTORY PAYMENT" means the product of (x) .48, TIMES (y) the aggregate Closing Date Inventory Retail Price for the Closing Date Inventory as set forth on the list referenced in Section 3.3(b) hereof, less applicable sales taxes.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time of application thereof.

         "GROSS SALES" means the cash or credit card receipts for merchandise sold in the Stores or any Additional Stores, after the Closing Date.

         "INITIAL INVENTORY PAYMENT" is defined in Section 3.3(a) of this Agreement.

         "INITIAL PURCHASE PRICE" is defined in Section 3.1 of this Agreement.

         "INSURED LOSSES" means all claims filed against the Company or the Seller after the Closing Date that relate to events from February 2, 2002 until the Closing Date with respect to the Business that are covered by the Seller Insurance Policies.

         "INTELLECTUAL PROPERTY" is defined in Section 5.13 of this Agreement.

         "IRS" means the Internal Revenue Service.

         "INVENTORY PAYMENT" is defined in Section 3.3(a) of this Agreement.

         "LATEST BALANCE SHEET DATE" means February 2, 2002.

         "LEASEHOLD IMPROVEMENT LEASES" shall mean the leasehold improvement leases listed on Schedule 1.2 to which Seller is a party and that relate to the Business.

         "LEASED REAL PROPERTY" is defined in Section 5.15 of this Agreement.

         "LEASES" is defined in Section 5.15 of this Agreement.

         "LICENSED SOFTWARE" is defined in Section 5.13 of this Agreement.

         "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "LOCKBOX ACCOUNT" means the bank account established for the benefit of the Company where all proceeds of the Net Sales shall be deposited, and pursuant to which the Company and Purchaser have irrevocably authorized the bank where such account has been established, pursuant to the bank instructions set forth on Exhibit F, to allow Seller to sweep the Inventory Payment, the Deferred Payment, the payments due under the Leasehold Improvement Leases, Equipment Leases and Transitional Services Agreement.

         "LOSSES" is defined in Section 9.2 of this Agreement.

         "MARKDOWN RESTRICTIONS" is defined Section 3.3 of this Agreement.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, results of operations or financial condition of the Business taken as a whole (excluding economic and general market conditions).

         "MATERIAL ADVERSE EFFECT ON PURCHASER" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of Purchaser related to the Purchaser's acquisition of the Stock or
(ii) a material adverse effect on the Company's or any Shareholder's ability to enter into or perform its obligations under this Agreement or the Related Agreements, including, but not limited to, the obligations to make the Deferred Payment, Inventory Payment and payments under the Equipment Leases, Leasehold Improvement Leases and Transitional Services Agreement.

         "MATERIAL CONTRACTS" means any written contract or agreement relating to the Business to which the Company or the Seller is a party, and which (i) relates to indebtedness in excess of $100,000 for money borrowed from others, purchase money indebtedness or capitalized lease obligations, (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course and which is expected to be fully performed within 90 days of the date hereof or which involves revenues or expenditures of less than $100,000), (iii) is a collective bargaining agreement, (iv) obligates the Company not to compete with any business (excluding customary restrictive covenants contained in agreements entered into in the Ordinary Course or restrictive covenants contained in the Leases), (v) relates to (a) employment, compensation, severance, or consulting between the Company and any of its executive officers, or (b) other employees or consultants who are entitled to compensation thereunder in excess of $100,000 per annum (vi) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $100,000 individually or $200,000 in the aggregate for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee), (vii) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000, or (viii) is a contract granting any Person a Lien on any of the assets of the Company, in whole or in part (other than Permitted Liens).

         "MATERIAL PERMITS" is defined in Section 5.5 of this Agreement.

         "NET FUNDS" shall mean the remainder of (x) the gross retail sales price (subject to the Markdown Restrictions) received by Purchaser from the sale of the Closing Date Inventory, minus (y) the Inventory Payment due to Seller under the terms of this Agreement.

         "NET SALES" shall mean the remainder of (A) Gross Sales, MINUS (B) the sum of (x) sales tax actually collected by Purchaser and remitted to the appropriate state agency in accordance with applicable law, plus (y) Returns.

         "NON-COMPETE AGREEMENT" means the agreement attached hereto as EXHIBIT B.

         "OBLIGATIONS" is defined in Section 3.5 of this Agreement.

         "ORDINARY COURSE" shall mean the ordinary course of business consistent with custom and practice (including with respect to quantity and frequency) typical to the apparel industry, consistent with the past practices of the Company or the Seller.

         "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the Ordinary Course securing amounts which are not delinquent, (vi) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the Ordinary Course securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, and
(viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances.

         "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "PHYSICAL INVENTORY" shall mean the physical inventory conducted by the Company on June 30, 2002 and delivered to the Seller for Seller's review and approval by July 5, 2002.

         "POST-CLOSING DATE INVENTORY BY SELLER" means the Closing Date Inventory in the Stores on the 180th day after the Closing Date (as determined by an inventory taken by the Seller), valued at the Closing Date Inventory Retail Price.

         "POST-CLOSING DATE INVENTORY PAYMENT" is defined in Section 3.3 hereof.

         "PRORATED AMOUNT" is defined in Section 3.6 hereof.

         "PURCHASE PRICE" means the sum of (x) the Initial Purchase Price, plus
(y) the Deferred Payment actually received by Seller, plus (z) the Inventory Payment actually received by Seller.

         "PURCHASER" is defined in the preamble of this Agreement.

         "PURCHASER SHAREHOLDERS" is defined in Section 6.11 hereof.

         "PURCHASER'S APPRAISAL" is defined in Section 8.4(d) of this Agreement.

         "RELATED AGREEMENTS" is defined as those other agreements to be entered into by the parties in connection with this Agreement and set forth as exhibits hereto.

         "RETURNS" means any merchandise sold by the Purchaser at the Stores or any Additional Stores that relates to the Gross Sales that are returned to Purchaser by the customer for a refund, excluding any returns that relate to merchandise not included in the calculation of Gross Sales or for which the Deferred Payment or Inventory Payment has not been paid to Seller for any reason.

         "RULES OF ARBITRATION" is defined in Section 10.7 of this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECTION 338 FORMS" is defined in Section 8.4(e) of this Agreement.

         "SECTION 338(H)(10) ELECTION" is defined in Section 8.4(f) of this Agreement.

         "SECURITY AGREEMENT" is defined in Section 3.5 hereof.

         "SELLER" is defined in the preamble of this Agreement.

         "SELLER ENTITIES" is defined in Section 10.13 of this Agreement.

         "SELLER INSURANCE POLICIES" means the insurance policies of the Company (or the Seller that cover claims against the Company) in effect as of the Closing Date.

         "SELLER'S KNOWLEDGE" means the actual knowledge, without independent investigation, of the chief financial officer of the Seller.

         "SHAREHOLDERS" shall mean Bruce Friedman and Ivan Spiers.

         "SHRINKAGE AMOUNT" shall mean the remainder, if any, of (x) the Closing Date Inventory (provided, that the Closing Date Inventory for purposes of this calculation shall be reduced for any shrinkage that occurred from February 2, 2002 until the Closing Date based on the Physical Inventory), minus (y) the Closing Date Inventory for which Seller has received the Inventory Payment (excluding the Post-Closing Date Inventory Payment) as required under Section 3 hereof, in each case of (x) and (y) valued at the Closing Date Inventory Retail Price

         "SHRINKAGE AMOUNT ALLOWED" shall mean the product of (x) five percent (5%), times (y) the Closing Date Inventory valued at the Closing Date Inventory Retail Price.

         "SHRINKAGE AMOUNT DISALLOWED" shall mean the remainder of (A) the Shrinkage Amount minus (B) the Shrinkage Amount Allowed.

         "SHRINKAGE PAYMENT" is defined in Section 3.3(a) of this Agreement.

         "STOCK" is defined in the preamble of this Agreement.

         "STORES" is defined in the preamble of this Agreement.

         "SUBSIDIARIES" means any corporation in which the Company owns 50% or more of the issued and outstanding capital stock of such corporation.

         "TAX LOSSES" is defined in Section 9.2 of this Agreement.

         "TAX REPRESENTATIONS" is defined in Section 9.1(a) of this Agreement.

         "TAXES" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof.

         "TENANT IMPROVEMENT ALLOWANCES" means the tenant improvement allowances relating to various Leases described on Schedule 1.3.

         "TRADE SECRETS" is defined in Section 10.13 of this Agreement.

         "TRANSITIONAL SERVICES AGREEMENT" is defined in Section 8.2 of this Agreement.

         "TRIAL BALANCE SHEET" is defined in Section 3.6 of this Agreement.

         "TRIGGERING EVENT" shall mean (a) the sale by Purchaser or the Company of all or substantially all of its assets, (b) a Change in Control, (c) the closing of an underwritten public offering by the Company (or any Affiliate of Purchaser or the Company that includes the operations of the Business) pursuant to an effective registration statement under the Securities Act, (d) if Purchaser or the Company makes an assignment for the benefit of creditors generally, is the subject of any proceeding under any bankruptcy or insolvency laws, seeks statutory or court protection from its creditors, takes steps to wind up or terminate its legal existence, or if a liquidator, trustee, receiver, manager or other officer with similar power shall be appointed of or for Purchaser or the Company, provided, that, if such bankruptcy proceeding is involuntary, the Purchaser or the Company, as the case may be, shall have 90 days to dismiss such proceeding, provided that the Company or Purchaser, as the case may be, takes diligent actions (within at least three days of such filing and continues such diligent actions during such 90-day period), as determined in Seller's discretion, to dismiss such proceeding, (e) a default or breach of the Bank Debt that is not cured by Purchaser or the Company within any applicable cure period as set forth therein, (f) a final judgment or judgments for payment of money in excess of $ 250,000 is rendered against the Purchaser or the Company that is not discharged or paid within 30 days of entry thereof, (g) Purchaser or the Company fails to timely satisfy its obligations to make any Deferred Payment or Inventory Payment to Seller in accordance with Section 3 of this Agreement,
(h) an event shall occur, whether or not insured, which results in a decrease in Gross Sales of more than 50% on an annualized basis, (i) the Purchaser or the Company merges with, consolidates with, acquires all or substantially all of the assets or capital stock of, or otherwise combines with or acquires any Person,
(j) a default or an event of default (as such terms are used in the respective agreement and subject to the cure periods provided for therein) occurs under the Security Agreement, Assumption Agreement, Transitional Services Agreement or any agreement relating to the Lockbox Account, (k) Purchaser, the Company or the Shareholders fail to satisfy any indemnification claim made by Seller within 15 days of final determination that Seller has sustained a Loss pursuant to Section 9 hereof, or (l) the failure of the Company to keep in full force and effect the insurance policies as set forth in the certificates of insurance delivered by Purchaser on the Closing Date pursuant to Section 7.2 hereof until the obligations of Section 3 have been satisfied.

         1.2 OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

                  (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

                  (b) The words "hereof," "herein," "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (c) The inclusion of any information on any schedule to this Agreement shall not be deemed to be an admission or acknowledgment by Seller or the Company, in and of itself, that such information is required to be listed on such schedule or is material to or outside the Ordinary Course. Any disclosure made in any schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another schedule to this Agreement shall be deemed to be made with respect to such other schedule regardless of whether or not a specific reference is made thereto.

                  (d) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

                                   SECTION 2.
                                  SALE OF STOCK

         2.1. PURCHASE AND SALE. Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, all of the right, title and interest of Seller in and to the Stock, on the terms and subject to the conditions set forth in this Agreement. The parties agree that the closing shall be effective as of 12:01 a.m. EDT on May 18, 2002.

                                   SECTION 3.
                  PURCHASE PRICE AND OTHER PAYMENT OBLIGATIONS

         3.1. INITIAL PURCHASE PRICE. On the Closing Date, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date, the sum of (x) Five Million Dollars ($5,000,000) (the "Initial Purchase Price"), plus (y) the Prorated Amount.

         3.2. ADDITIONAL CONSIDERATION.

                  (a) In addition to the Initial Purchase Price, the Seller shall be entitled to receive additional payments from Purchaser of Ten Million Dollars ($10,000,000) (the "Deferred Payment").

                  (b) The Deferred Payment shall be paid by Purchaser to Seller by wire transfer of immediately available funds to an account designated by Seller prior to such date (or if not so designated, to the account designated for the payment of the Initial Purchase Price or the account designated for the immediately preceding prior Deferred Payment, if different) within twenty (20) days of the last date of each month, commencing with the month ending May 31, 2002. Subject to the provisions of Section 3.2(d) hereof, for the first 12 months after the Closing Date, the monthly installments of the Deferred Payment shall be equal to one percent (1%) of the Net Sales for each month (including any partial month). Thereafter, subject to the provisions of Section 3.2(d) hereof, the monthly installments of the Deferred Payment shall be equal to two percent (2%) of the Net Sales for each month (including any partial month), until the Deferred Payment is paid in full.

                  (c) Until such time as the Deferred Payment is paid in full to Seller, Purchaser shall sell the inventory in the Stores at retail prices usual and customary for the Business, subject to the provisions of Section 3.3 (c) hereof.

                  (d) Notwithstanding anything to the contrary contained herein, the Seller shall be entitled to receive the Deferred Payment (less any amounts of Deferred Payment actually paid to Seller prior to such date) within five business days of a Triggering Event. Any payment due to Seller as a result of a Triggering Event shall be paid by Purchaser to Seller by wire transfer in immediately available funds in accordance with the procedures set forth in
Section 3.2(b) hereof.

                  (e) The Deferred Payment shall be allocated in the manner set forth on Schedule 3.2(e).

         3.3. INVENTORY PAYMENT.

                  (a) In addition to the Initial Purchase Price and Deferred Payment, Seller shall be entitled to receive an amount (the "Inventory Payment") equal to the sum of (x) forty-eight percent (48%) of the Net Sales on the Closing Date Inventory sold during the 180-day period after the Closing Date ("Initial Inventory Payment"), plus (y) ten percent (10%) of the Post-Closing Date Inventory by Seller (the "Post-Closing Date Inventory Payment"), plus (z) forty-eight percent (48%) of the Shrinkage Amount Disallowed (the "Shrinkage Payment").

                  (b) As soon as practicable after the Closing Date, but in no event more than ten (10) business days after the Closing Date, Seller shall deliver to Buyer a retail inventory ledger that lists all of the Company's inventory, whether purchased or on-order, as of the Closing Date (the "Closing Date Inventory List"), including the stated retail prices (the "Closing Date Inventory Retail Price") and the approximate date that the Closing Date Inventory was shipped from the distribution center to the Store.

                  (c) The sales price of the Closing Date Inventory may not be reduced by more than the percentages set forth below from the Closing Date Inventory Retail Price without the prior written approval of Seller (the "Markdown Restrictions").


If the Closing Date Inventory has not been sold by the                           Then the Company can reduce the Closing
by the Company:                                                                  Date Inventory Retail Price by no more
                                                                                 than the following percentage:

On or before the 90th day after the date the  Closing  Date                             0%
Inventory  was  originally  placed in the Store for  retail
sale

After  the 90th day but prior to the  121st  following  the                            30%
date the Closing Date  Inventory was  originally  placed in
the Store for retail sale

After the 120th  day but prior to the 151st  following  the                            50%
date the Closing Date  Inventory was  originally  placed in
the Store for retail sale

After the 150th  day but prior to the 181st  following  the                            70%
date the Closing Date  Inventory was  originally  placed in
the Store for retail sale


                  Additionally, (i) during the first 60 days following the Closing Date, no more than ten percent (10%) of the inventory (valued at the retail price therefor) in the Stores shall consist of inventory other than the Closing Date Inventory (valued at the Closing Date Inventory Retail Price), and
(ii) after the 60th day following the Closing Date and until the Date of Reduction, the inventory in the Stores shall consist only of the Closing Date Inventory and inventory that does not exceed the Excess Inventory Amount. Any new inventory allowed to be placed in the Stores pursuant to subsections (i) and
(ii) hereof shall not be placed in the retail space that occupies the front one-third of the retail space of the Store (and the front one-third of the retail space shall be used exclusively for the placement of the Closing Date Inventory) during the 60-day period following the Closing Date, and thereafter, until the Date of Reduction, may not occupy more than 50% of the retail space that occupies the front one-third of the retail space of the Store.

                  (d) Notwithstanding anything to the contrary contained herein, the Seller shall be entitled to receive the Full Inventory Payment (less any amounts of Inventory Payment actually paid to Seller prior to such date) within five business days of a Triggering Event.

         3.4. ACCESS TO BOOKS AND RECORDS. Seller shall be provided access to the books and records of Purchaser as such books and records relate to the calculation of Net Sales for purposes of calculating the Deferred Payment and Inventory Payment, including, but not limited to, access to (i) copies of sales tax returns relating to the Gross Sales, and verification of payment therefor,
(ii) records relating to Returns, including evidence that a refund has been paid to the customer and that the Return relates to Gross Sales for which the Seller has received the Deferred Payment or Inventory Payment relating thereto, (iii) register receipts, (iv) cash reports of sales in the Stores and Additional Stores, (v) monthly income statements for each Store and Additional Store, (vi) monthly financial statements (including a balance sheet and income statement on a consolidated basis) for the Company, and (vii) other records that Seller deems reasonably necessary or desirable to verify the accuracy of the Deferred Payment or Inventory Payment due to Seller hereunder.

         3.5. SECURITY. As security for the Company's and Purchaser's obligations (collectively, the "Obligations") under this Agreement, including the Deferred Payment, Inventory Payment, the obligations under the Leasehold Improvement Leases, Equipment Leases and Transitional Services Agreement, and the indemnification obligations of Purchaser, Company and the Shareholders, the Purchaser and the Company hereby grants to Seller a first priority lien in (i) all of the Closing Date Inventory (including the proceeds thereof, whether or not such proceeds are deposited into the Lockbox Account), (ii) the proceeds in the Lockbox Account (provided, that, Seller acknowledges that such lien shall be subordinated to the lien of any future lender that makes advances to the Company on a formula basis or otherwise in reliance upon inventory, but only with respect to proceeds derived from sales of inventory that are financed by such lender, and (iii) the Company's leasehold interests in the Leases, in each case pursuant to the terms and conditions of the Security Agreement attached hereto as EXHIBIT C (the "Security Agreement"). The lien granted hereby shall be evidenced by the filing of applicable UCC-1 Financing Statement(s) for the benefit of Seller.

         3.6. TRIAL BALANCE SHEET. Attached hereto as Schedule 3.6 is a trial balance sheet (the "Trial Balance Sheet") prepared by Seller that sets forth a trial balance sheet of the Company as of April 6, 2002. The Seller and Purchaser have indicated on the attached Trial Balance Sheet the liabilities that will be assumed by Seller and the assets that will be credited to the Seller after the Closing Date. Seller and Purchaser agree that certain income and expenses shall be prorated through the Closing Date. Specifically, Purchaser shall, in addition to payment of the Initial Purchase Price, pay to the Seller on the Closing Date, by wire transfer in immediately available funds, an amount (the "Prorated Amount") equal to the net amount set forth on Schedule 3.6 as the "Net Amount due to Seller". In the event Purchaser or Seller receives invoices for amounts related to line items on the Trial Balance Sheet that have been identified as the responsibility of the other party, the receiving party shall forward such invoice to the responsible party, and the responsible party shall satisfy such obligation in accordance with the due date set forth in the invoice; provided, that Seller shall have no obligation to make any payments assumed by Seller under this Section 3.6 in the event of a Triggering Event. In the event Purchaser or the Company fails to timely satisfy an obligation that is the responsibility of the Purchaser or the Company pursuant to the terms of this Agreement, Seller shall be authorized to deduct such payment from the Lockbox Account and remit such payment to the respective payee set forth on the invoice.

         3.7. ORDINARY COURSE. Until the Deferred Payment and Inventory Payment shall be paid to Seller in full, Purchaser shall conduct the Business in the Ordinary Course.

         3.8. INTEREST. Any amounts under this Section 3 not paid by Purchaser or the Company when due, whether upon demand or otherwise, shall bear interest from the day when due until such amount is paid in full at a rate of prime plus three (3)% (but in no event in excess of the maximum rate permitted by applicable law).

         3.9. LOCKBOX ACCOUNT. All sales proceeds from the Stores and Additional Stores, including sales proceeds that relate to Returns, shall be paid into the Lockbox Account until the later to occur of (x) one year from the Closing Date or (y) the date that the Transitional Services Agreement has been terminated by the parties pursuant to the terms thereof. The Seller shall sweep the Lockbox Account twice a week for the Initial Inventory Payment due to Seller, the beginning of the month for the payments due under the Leasehold Improvement Leases and Equipment Leases, the 20th day of the month for the Deferred Payment, the first day of each week for the payments due (prorated on a weekly basis) under the Transitional Services Agreement, and on the 180th day after the Closing Date for the Post-Closing Inventory Payment and Shrinkage Payment. The Company shall not make distributions from the Lockbox Account other than with respect to payment of the Bank Debt, to satisfy obligations of the Company in the ordinary course of business, or to satisfy the Obligations.

         3.10. TENANT IMPROVEMENT ALLOWANCES. Purchaser acknowledges that all Tenant Improvement Allowances shall be for the benefit of the Seller. Any Tenant Improvement Allowance received by the Company or the Purchaser that is the property of the Seller shall be held in trust for Seller and shall be endorsed over to Seller and remitted to Seller within three business days of receipt thereof. Purchaser authorizes Seller to instruct the landlords under the Leases to which the Tenant Improvement Allowances relate to pay the Tenant Improvement Allowances directly to Seller rather than the Company.

                                   SECTION 4.
                                     CLOSING

         4.1. CLOSING. The execution and delivery of the Agreement and RelatedAgreements shall occur at the offices of Seller at 3 S.W. 129 Avenue, Pembroke Pines, FL 33027 (or at such other place as is mutually agreed upon by the parties) on May 17, 2002.

                                   SECTION 5.
              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

         Except as otherwise disclosed to Purchaser in the schedules to this Agreement, Seller and Company hereby represent and warrant the following to
Purchaser:

         5.1. AUTHORIZATION. This Agreement has been duly executed and delivered by the Company and the Seller and constitutes the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance, injunctive relief and other equitable remedies are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). The Company has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

         5.2. ORGANIZATION, POWER AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation or other applicable entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. Set forth on Schedule 5.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. True, complete and correct copies of the Articles of Incorporation of the Company certified by the Secretary of State of the applicable state of incorporation as of the date not more than 20 business days prior to the Closing Date and of the Bylaws of the Company have been delivered to Purchaser. The minute books of the Company, as heretofore made available to Purchaser, are correct and complete in all material respects. Since 1999, the Company has not conducted business under any name other than Lux Corporation or Mr. Rags.

         5.3. CAPITAL STOCK OF THE COMPANY. The Company's authorized capital stock consists of 5,000 shares of Class A voting common stock, no par value per share and 5,000 shares of Class B non-voting shares of common stock, no par value. Seller owns all of the issued and outstanding stock of the Company. All of the Stock owned by Seller has been validly issued and is fully paid and nonassessable and is not subject to any preemptive rights (except any statutory preemptive rights, which the Seller hereby waives). There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof. The Seller (i) owns of record and beneficially and has good and marketable title to all of the Stock, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, buy-sell agreements, voting rights of any other person, right of first refusal agreements, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions and the Permitted Liens, and (ii) has the right to vote the Stock on any matters as to which any shares of the Stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Articles of Incorporation and Bylaws.

         5.4. SUBSIDIARIES. The Company does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         5.5. PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required for the conduct of the Business, including motor vehicle titles, the absence of which would have a Material Adverse Effect (the "Material Permits"). To Seller's Knowledge, the Material Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Since 1999, the Company has conducted its business in compliance with the requirements of the Material Permits, except where such noncompliance would not have a Material Adverse Effect.

         5.6. TAXES. All federal, state and other tax returns of the Company required by law to be filed have been duly filed, except for such returns the failure of which to file would not have a Material Adverse Effect. All Taxes on such tax returns shown to be due and payable have been paid or have been reserved for by the Company. All such tax returns are accurate in all material respects. Except with respect to sales tax audits, to Seller's Knowledge, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company and no notice of any claim for Taxes, whether pending or threatened, has been received; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. Since 1999, no federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to withhold or collect have been duly withheld or collected, and have been paid to the appropriate taxing authority, except where the failure to withhold, collect or pay would not have a Material Adverse Effect. None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. To Seller's Knowledge, the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Federal income tax purposes. Since 1999, the Company has made no accounting method change that has resulted in an adjustment under Section 481 of the Code.

         5.7. ASSETS AND PROPERTIES. The Company does not own any real property. Except for inventory, supplies and other personal property disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the Latest Balance Sheet, free and clear of any Liens, except for Permitted Liens. The leasehold estates that are the subject of the Leased Real Property and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted.

         5.8. MATERIAL CONTRACTS. Schedule 5.8 sets forth all Material Contracts, other than the Leases. The Material Contracts are, to Seller's Knowledge, valid, binding, enforceable and existing agreements, in full force and effect against the Company, except as such enforcement may be affected by bankruptcy, moratorium or other laws affecting creditor's rights generally or general principles of equity. The Company is not in default in any material respect under any of the Material Contracts (nor has it received notice of the default of any other party to any of the Material Contracts, and to Seller's Knowledge, no condition exists which with notice or lapse of time or both would constitute default thereunder); provided, that, this representation specifically excludes any default under the Leases that might arise as a result of the transactions contemplated under this Agreement. All of the Material Contracts were entered into in the ordinary course of business. None of the Closing Date Inventory consists of merchandise purchased on consignment.

         5.9. NO VIOLATIONS. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Seller and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the charter documents of the Company or the Seller, (ii) to Seller's Knowledge, violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Seller or its or their respective properties or assets are bound, or
(iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon any Material Contract; other than violations, breaches, defaults or encumbrances that would not have a Material Adverse Effect, and provided further, that, notwithstanding anything to the contrary herein, no representation is made under this Section 5.9 with respect to the Leased Real Property.

         5.10. GOVERNMENT CONTRACTS. The Company is not a party to any governmental contract.

         5.11. LITIGATION. Except as disclosed on Schedule 5.11, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company with respect to the Business which, if adversely determined, would result in a Material Adverse Effect. Except as disclosed on Schedule 5.11, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Seller's Knowledge, threatened, against or involving the Company with respect to the Business which, if adversely determined, would result in a Material Adverse Effect. Attached as
Schedule 5.11 is a list provided by the Company's or Seller's insurance carrier to the Seller of all worker's compensation claims submitted to such insurance carrier by the Seller or the Company during the 12-month period ended December 31, 2001 with respect to the employees of the Company.

         5.12. COMPLIANCE WITH LAWS. To Seller's Knowledge, the Company is not operating the Business in violation of any applicable federal, state or municipal laws, regulations or ordinances, the violation of which would have a Material Adverse Effect.

         5.13. INTELLECTUAL PROPERTY. Set forth on Schedule 5.13 is a list of all material (i) patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively, "Intellectual Property"), and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right which relates and is material to the Business and (ii) software licensed by the Company and used exclusively in the Business (the "Licensed Software"). To Seller's Knowledge, the Company owns or possesses adequate licenses or other rights to use all Intellectual Property and Licensed Software to conduct the Business as presently conducted, except to the extent that any lack of ownership or possession would not have a Material Adverse Effect or except to the extent to be provided by Seller under the Transitional Services Agreement. Except as disclosed on Schedule 5.11, no claim is pending or, to Seller's Knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property or Licensed Software. During the past two (2) years, no litigation has been filed against the Company by any person alleging an infringement with respect to the Intellectual Property.

         5.14. EMPLOYMENT MATTERS; BENEFITS. The Company maintains no Employee Benefit Plans in effect as of the date hereof in which only the employees solely dedicated to the Business (the "Employees") are eligible to participate.

                  (a) Since 1999, there has been no material work stoppage against the Company nor, to Seller's Knowledge, is any such stoppage threatened. The Company has not been involved in or, to Seller's Knowledge, threatened with any collective bargaining dispute, arbitration, lawsuit or administrative proceeding relating to a collective bargaining matter involving the Employees (excluding routine workers' compensation claims) that, if adversely determined, would have a Material Adverse Effect.

                  (b) The Company has not made advances to any employees (other than routine travel and entertainment advances), other than in the ordinary course of business. Attached as Schedule 5.14(b) is a list all accrued but unpaid vacation pay owing to any officer or employee of the Company as of May 10, 2002. Also set forth on Schedule 5.14(b) is a list of all employees that have written agreements entitling such employee to severance pay in excess of $25,000 in the event such employee is terminated by the Company.

         5.15. PROPERTY. True and correct copies of the leases (the "Leases") for each parcel of real property leased by the Company with respect to the Business (the "Leased Real Property") have been delivered to Purchaser. To Seller's Knowledge, (a) there are no violations of any applicable deed restriction, building code, zoning ordinance, covenant or other law or regulation with respect to the Leased Real Property, except for violations that would not have a

Material Adverse Effect, and (b) the Company has not received written notice that any landlord under the Leases intends to terminate the Lease to which it is a party (provided, that, this representation specifically excludes any termination of the Leases that might arise as a result of the transactions contemplated under this Agreement). No default or breach exists under any of the terms, covenants, conditions, or restrictions set forth in the Leases, except defaults or breaches which would not have a Material Adverse Effect, or defaults that will arise as a result of the transactions contemplated by this Agreement. The Company has not assigned its rights or obligations under the Leases to any third party. To Seller's Knowledge, (a) the premises leased under the Leases are supplied with utilities and other services necessary for the operation of the Business as currently conducted, and (b) the Company has obtained all necessary government approvals with respect to alterations made at the Leased Real Property, other than where the failure to obtain such approvals would not have a Material Adverse Effect.

         5.16. INSURANCE. Schedule 5.16 contains a list of the policies and contracts for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and are reasonably adequate for the business engaged in by the Company.

         5.17. OFFICERS AND DIRECTORS. Set forth on Schedule 5.17 is a list of the current officers and directors of the Company.

         5.18. BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 5.18 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 5.18.

         5.19. CONSENTS. With the exception of applicable securities or New York Stock Exchange rules and regulations, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company or the Seller is required in connection with the valid execution and delivery of this Agreement or any of the Related Agreements, except where the failure to obtain such consent would not have a Material Adverse Effect.

         5.20. INTERCOMPANY LOANS; PERFECTED LIENS. Any loans owed to Seller by the Company as of the Closing Date will be contributed to the capital of the Seller, and will not be obligations of the Company after the Closing Date. To Seller's Knowledge, no lender that has loaned money to the Seller or the Company has filed a Form UCC-1 against the Company to secure such loan (excluding any Form UCC-1s that may have been filed against the Company with respect to any real or personal property leased by the Company) that is in effect as of the Closing Date.

         5.21. NO ADDITIONAL REPRESENTATIONS. Neither Seller nor the Company is making any representation or warranty, express or implied, of any nature whatsoever, with respect to Company, the Subsidiaries, the Business or the Stock, except for the representations and warranties in this Section 5. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Purchaser or any of its representatives are not and shall not be deemed to be representations or warranties of Seller.

                                   SECTION 6.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as otherwise disclosed to Seller or the Company in the schedules to this Agreement, Purchaser hereby represents and warrants to Seller and the Company, the following:

         6.1. ORGANIZATION, POWER AND QUALIFICATIONS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. The Purchaser is not required to be qualified or licensed as a foreign corporation in any foreign jurisdiction. True, complete and correct copies of the Articles of Incorporation of the Purchaser certified by the Secretary of State of the applicable state of incorporation as of the date not more than 20 business days prior to the Closing Date and of the Bylaws of the Purchaser have been delivered to Seller.

         6.2. AUTHORIZATION. This Agreement has been duly executed and delivered by the Purchaser and the Shareholders and constitutes the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except the Equitable Exceptions. The Purchaser has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

         6.3. CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Purchaser or the Shareholders is required in connection with the valid execution and delivery of this Agreement or any of the Related Agreements, except where the failure to obtain such consent would not have a Material Adverse Effect on Purchaser.

         6.4. LITIGATION. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Purchaser or the Shareholders which, if adversely determined, would result in a Material Adverse Effect on Purchaser. There is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Purchaser's knowledge, threatened, against or involving the Purchaser or the Shareholders which, if adversely determined, would result in a Material Adverse Effect on Purchaser.

         6.5. NO VIOLATIONS. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Purchaser and the Shareholders and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the charter documents of the Purchaser, (ii) to Purchaser's knowledge, violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or the Shareholders or their respective properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon any material contract of the Purchaser or the Shareholders; other than violations, breaches, defaults or encumbrances that would not have a Material Adverse Effect on Purchaser.

         6.6. STOCK ACQUIRED FOR INVESTMENT. Purchaser represents, covenants and warrants that it is acquiring the Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Purchaser further represents and warrants that it is an "accredited investor" within the meaning of Regulation D under the Securities Act. Purchaser will not offer to sell or otherwise transfer any of the Stock in violation of any federal or state securities law. Purchaser acknowledges that the sale of the Stock to it has not been registered pursuant to any federal or state securities laws and that a legend to that effect may be placed on all certificates representing such Stock unless and until a registration statement under the Securities Act has become effective with respect to such Stock.

         6.7. INFORMATION. Purchaser has been given access to information concerning the condition, properties, operations and prospects of the Business. Purchaser has had an opportunity to ask questions of and to receive information from Seller and persons acting on its behalf concerning the Business. Purchaser acknowledges that it has undertaken an independent investigation and verification of the Business and the assets, including without limitation the Business's financial condition. As part of its investigation, Purchaser may be given certain forecasts, projections and opinions prepared or furnished by or on behalf of Seller with respect to the Business (the "Additional Financial Information"). Purchaser has taken responsibility for evaluating the adequacy of the Additional Financial Information. Purchaser is familiar with the uncertainties inherent in attempting to make such forecasts, projections and opinions and has taken such uncertainties into account in its evaluation of the Additional Financial Information. Purchaser expressly acknowledges and agrees that it is not relying on Seller with respect to any matter in connection with Purchaser's investigation or evaluation of the Business or the assets, including, but not limited to, any Additional Financial Information provided by Seller with respect to the Business, except for the representations of Seller set forth in Section 5 of this Agreement.

         6.8. NO LIABILITIES. The Purchaser has no liabilities as of the Closing Date, other than liabilities incurred in connection with its formation. Immediately after the Closing Date, the Company will have no liabilities, other than the liabilities that existed immediately prior to the Closing Date and liabilities incurred by Purchaser on behalf of the Company directly related to the transactions contemplated under this Agreement.

         6.9. PERMITS AND INTANGIBLES. The Purchaser has caused the Company to obtain all licenses, franchises, permits and other governmental authorizations required for the conduct of the Business as of the Closing Date, the absence of which would have a Material Adverse Effect on the Purchaser.

         6.10. CAPITALIZATION. The minimum cash of the Purchaser is $2 million as of the Closing Date (after giving effect to the payment of the Initial Purchase Price to Seller under this Agreement).

         6.11. OWNERSHIP INFORMATION. Schedule 6.11 sets forth all of the shareholders of the Purchaser, including the percentage ownership held by such shareholder in the Purchaser

(collectively the "Purchaser Shareholders"). Schedule 6.11 also sets forth the members and partners, as the may be, of the Purchaser Shareholders, including the percentage ownership owned by such member or partner in the Purchaser Shareholder. Each of the Purchaser Shareholders is duly organized, validly existing and in good standing under the laws of its state or country of organization. The Purchaser Shareholders own all of the shares of the Purchaser, free and clear of all Liens.

                                   SECTION 7.
                              DELIVERIES AT CLOSING

         7.1. DELIVERIES BY SELLER. On the Closing Date, Seller shall deliver (or cause delivery) to Purchaser all of the following:

                  (a) the stock certificate issued to Seller representing the Stock, duly endorsed for transfer or accompanied by duly executed stock power;

                  (b) the Company's minute books, stock transfer records, stock certificates, corporate seal and other materials related to its corporate administration;

                  (c) resignations (effective as of the Closing Date) from all of the Company's officers and members of board of directors;

                  (d) a certificate of good standing of the Company from the Secretary of State of its state of incorporation;

                  (e) a certified copy of the resolutions adopted by Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; and

                  (f) the Related Agreements to which it is a party.

         7.2. DELIVERIES BY PURCHASER. On the Closing Date, Purchaser shall deliver (or cause delivery) to Seller all of the following:

                  (a) a certificate of good standing of Purchaser from the Secretary of State of the state of its formation;

                  (b) a certified copy of the resolutions adopted by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (c) the Initial Purchase Price and the Prorated Amount;

                  (d) the Related Agreements to which it is a party;

                  (e) certificates of insurance evidencing the insurance coverage for fire, casualty, liability, worker's compensation and other forms of insurance to be maintained by the Company, effective as of the Closing Date; and

                  (f) an executed copy of the Form 8023 relating to the
Section 338(h)(10) Election (reference is made to Section 10.15 hereof).

                                   SECTION 8.
                             POST-CLOSING COVENANTS

         8.1. EMPLOYEE MATTERS. The Company shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of employees of the Company after the Closing Date in respect of severance pay, salary continuation and similar obligations relating to the termination or alleged termination of any employee's employment with the Company after the Closing Date. Purchaser or the Company shall be responsible for providing any continued coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to any employee benefit plans or arrangements maintained by the Company, if the qualifying event resulting in such coverage occurred on or after the Closing Date.

         8.2. TRANSITIONAL SERVICES AGREEMENT. Seller will provide the services under the Transitional Services Agreement, attached hereto as Exhibit D (the "Transitional Services Agreement").

         8.3. DEFENSE OF LITIGATION. The Purchaser agrees to cause the Company to assume the defense of any litigation that arises after the Closing Date.

         8.4. SECTION 338(H)(10) ELECTION. (a) With respect to the sale of the Stock, Seller and Purchaser shall jointly make a Section 338(h)(10) Election in accordance with applicable laws. Seller and Purchaser agree to cooperate in good faith with each other in the preparation and timely filing of that Form 8023 and any other Section 338 Forms in connection with the making of a Section 338(h)(10) Election. Purchaser and Seller agree to report the transfers under this Agreement in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable law.

                  (b) Other than the Form 8023 to be prepared and filed as set forth in Section 8.4(a) hereof, Seller shall be responsible for the preparation and timely filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement. Purchaser shall provide Seller with such information as Seller reasonably requests in order to prepare the Section 338 Forms no later than 30 days after Seller's request for that information. Seller shall prepare and deliver the Section 338 Forms to Purchaser at least 45 days prior to the date the Section 338 Forms are required to be filed. Purchaser shall execute and deliver the Section 338 Form to Seller no later than 30 days after Seller delivered the forms to Purchaser. Purchaser shall properly file any
Section 338 Forms that are required to be filed by Purchaser.

                  (c) Purchaser and Seller agree that they shall negotiate in good faith to enter into an agreement (the "Allocation Agreement"), as soon as practicable after the Closing, to allocate the Purchase Price among the properties of the Company in accordance with Section

338(b)(5) of the Code and the Treasury Regulations thereunder (the "Allocation"). Purchaser and Seller agree that the Allocation shall be made pursuant to the following procedure: Purchaser shall deliver to Seller an allocation of the Purchase Price ("Purchaser's Appraisal"). Seller shall be deemed to have accepted and agreed to the allocation based upon Purchaser's Appraisal, in which case Purchaser's Appraisal becomes the Allocation Agreement, unless Seller delivers written notice to Purchaser to the contrary within 30 days after Seller's receipt of Purchaser's Appraisal. If (i) Seller so objects to the allocation based upon Purchaser's Appraisal, and Purchaser and Seller are unable to resolve all their differences within 15 days, or (ii) Purchaser fails to deliver Purchaser's Appraisal, Seller and Purchaser shall prepare separate allocations. All fees and expenses relating to Purchaser's Appraisal shall be borne by Purchaser. In the event any taxing authority questions the allocation agreed to by Seller and Purchaser, if any, Seller or Purchaser, as appropriate, shall promptly notify the other of such event and shall inform and consult with the other as to any such inquiry as it progresses.

                  (d) "Form 8023" means Internal Revenue Service Form 8023 and any related schedules and attachments.

                  (e) "Section 338 Forms" means all forms, returns, documents, statements, schedules and other documents that are required to be submitted to any federal, state or local taxing authority in connection with a
Section 338(h)(10) Election.

                  (f) "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code (as well as all elections under any comparable provisions of state or local law under which a separate election is permissible) with respect to Purchaser's acquisition of the Stock pursuant to this Agreement.

         8.5. GUARANTIES. In addition to Purchaser's obligations under the Assumption Agreement, Purchaser shall use its best efforts to cause itself or one or more of its affiliates to be substituted in all respects for Seller or a Seller Entity (other than the Company), effective as of the Closing, in respect of all obligations of Seller or a Seller Entity (other than the Company or the Subsidiaries) under the guaranties for the Leased Real Property for which Seller is a guarantor. As a result of the substitution contemplated by this Section 8.5, Seller and the Seller Entities (other than the Company or the Subsidiaries) shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the guaranties.

         8.6. USE OF CLAIRE'S NAME. Purchaser agrees that neither the Purchaser nor the Company shall use the name "Claire's" with respect to its operations of the Business.

         8.7. DELIVERY OF BANK DOCUMENTS. Purchaser shall deliver executed copies of the documents for the Bank Debt within three (3) business days of execution by the parties thereto.

         8.8. COOPERATION FOR CANCELLATION OF PURCHASE ORDERS. The Purchaser and Company agree to cooperate with Seller with regard to the cancellation of any purchase orders for inventory of the Business that are outstanding as of the Closing Date. Purchaser and the Company authorize Seller to cancel such purchase orders on behalf of the Company and to negotiate the terms of such cancellation with the vendors on behalf of the Company.

                                   SECTION 9.
                                 INDEMNIFICATION

         9.1. SURVIVAL. (a) All representations and warranties of the parties contained in this Agreement or in any schedule hereto shall survive the Closing only until nine months from the Closing Date; provided, that, the representations set forth in Sections 5.6 (the "Tax Representations") shall survive for a period of two years after the Closing Date. No action or proceeding may be brought with respect to any of the representations or warranties set forth in this Agreement, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth for such representation or warranty in the preceding sentence.

                  (b) The remaining covenants or agreements (including but not limited to the indemnities and Purchaser's obligations under Section 3 hereof) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein.

         9.2. INDEMNIFICATION BY SELLER. Seller agrees to indemnify Purchaser with respect to, and hold Purchaser harmless from, any loss, liability or expense, including, but not limited to, reasonable legal fees) ("Losses") which Purchaser may incur or suffer by reason of, or which results, arises out of or is based upon (a) the inaccuracy of any representation or warranty made by Seller in this Agreement, or (b) the failure of Seller to comply with any covenants or other commitments made by Seller in this Agreement; provided, however, (i) the Purchaser shall not be entitled to indemnification until all such Losses (which individually shall be at least $250,000) exceed, in the aggregate $5 million, in which case the Purchaser shall be entitled to indemnification only to the extent such Losses exceed $5 million (referred to as the "Deductible"); provided, that, (A) Losses that relate to breaches of the Tax Representations that result in an assessment of Federal or state income Taxes against the Company for the period prior to the Closing Date (the "Tax Losses") shall not be subject to the Deductible, (B) with respect to Losses that relate to breaches of the Tax Representations that result in an assessment of Taxes against the Company (other than the Tax Losses) for the period prior to the Closing Date, the Purchaser shall not be entitled to indemnification until all such Losses exceed, in the aggregate, $150,000, in which case the Purchaser shall be entitled to indemnification only to the extent such Losses exceed $150,000, and (C) with respect to Losses that relate to Insured Losses, Purchaser shall not be entitled to indemnification until the Losses exceed the $250,000 "deductible" under the Seller Insurance Policy providing coverage for such Loss, subject to a cap of $5 million, (ii) the Purchaser shall not be entitled to indemnification with respect to any breach of any representation or warranty under Section 5 hereof if Seller can prove by a preponderance of the evidence that any Member, officer or manager of the Purchaser had actual knowledge at any time on or prior to the Closing Date of the events or conditions constituting or resulting in such breach of representation or warranty, (iii) in no event shall Seller be required to pay in excess of the lesser of (A) $10 million, or (B) the Purchase Price, in each case minus any amount of Losses incurred by the Seller and not satisfied by the Company or the Purchaser in accordance with the terms of this Section 9, (iv) Losses shall be net of any insurance proceeds payable or tax benefits realizable to the indemnified party with respect to the Loss, and (v)

Purchaser's sole recourse for Losses shall be limited to recourse against the Deferred Payment by way of setoff equal to the amount of any such claim for Losses.

         9.3. INDEMNIFICATION BY PURCHASER AND SHAREHOLDERS. (a) Each of Purchaser and the Company, jointly and severally, agrees to indemnify Seller with respect to, and hold Seller harmless from, any Losses which Seller may incur or suffer by reason of, or which results, arises out of or is based upon
(a) the inaccuracy of any representation or warranty made by Purchaser in this Agreement, (b) the failure of Purchaser or the Company to comply with any covenants or other commitments made by Purchaser or the Company in this Agreement, including, but not limited to, the failure of the Company or Purchaser to satisfy the obligations under the Leases and Equipment Leases, (c) any litigation relating to the Business, (d) the operation of the Business after the Closing Date, and (e) any Insured Loss that is subject to the $250,000 "deductible" under the Seller Insurance Policy providing coverage for such Loss.

                  (b) Each of the Shareholders, jointly and severally, agrees to indemnify Seller with respect to, and hold Seller harmless from, any Losses which Seller may incur or suffer by reason of, or results, arises or is based upon the inaccuracy of any representation or warranty made by Purchaser or the Shareholders in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 of this Agreement.

         9.4. THIRD PARTY CLAIMS. In the event that Purchaser or Seller become involved in any third party claims which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and provide the full details of the filing and the nature of such claim. The other party may, at its option and expense, defend any such proceeding if the claim could give rise to an indemnification obligation hereunder. It shall be a necessary condition of any claim by any indemnitee for indemnification with respect to any third party claim, or for such third party claim to be taken into account for purposes of the dollar thresholds under Section 9.2, that such indemnitee notify the indemnitor prior to the time when the indemnitor's ability to contest the third party claim would be materially impaired by lack of notice. If any party elects to defend any claim, such party shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to approve any settlement of any dispute giving rise to such claim, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such claim. If there is a material conflict of interest between the indemnitor and the indemnitee with respect to a third party claim, neither group shall be entitled to assume the defense thereof. In that event, the indemnitor and the indemnitee each shall be entitled to conduct their own respective investigations and defenses, but they shall cooperate to conduct such investigation and defense as efficiently as possible. If the indemnitor is required to indemnify the indemnitee with respect to such third party claim, it shall pay the reasonable attorneys' fees and expenses of one individual or firm representing the indemnitee. Purchaser and Seller shall make available to each other, their counsel and other representatives, all information and documents reasonably available to them which relate to any third party claim, and otherwise cooperate as may reasonably be required in connection with the investigation and defense thereof.

         9.5 LIMITATION OF RECOURSE. The rights of the Purchaser and Shareholders for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 9 hereof, and such indemnification rights shall be the exclusive remedies of Purchaser and Shareholders subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

         9.6. PUNITIVE DAMAGES. No party to this Agreement shall seek or be entitled to punitive, exemplary and/or consequential damages with respect to any claim other than a third party claim.

                                   SECTION 10.
                                  MISCELLANEOUS

         10.1. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         10.2. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         10.3. HEADINGS. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         10.4. EXPENSES. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         10.5. TAXES. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

         10.6. PUBLICITY. Neither Purchaser or Purchaser Shareholders shall make any public announcements regarding this Agreement or the transactions contemplated thereby without the prior written consent of Seller. Unless otherwise required by law, Seller shall not make any public announcements relating to the partners of International Retail LTD and, to the extent practical, shall provide Purchaser with a copy the press release relating to the signing or closing of this Agreement prior to issuing such press release.

         10.7. LAW GOVERNING; ARBITRATION. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws. All disputes arising after the Closing in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules of Arbitration") by three (3) arbitrators appointed in accordance with the Rules of Arbitration. Any such arbitration shall be held in Miami-Dade County pursuant to the Laws of the State of Florida unless the parties hereto mutually agree in writing upon some other location for arbitration. The arbitrators shall not be empowered to award punitive, exemplary and/or consequential damages to any party. There shall be no consolidation of this arbitration with any other dispute or proceeding involving third parties. The provisions of this Agreement shall prevail in case of inconsistency between the Rules of Arbitration and this Agreement.

         10.8. INDEMNIFICATION FOR BROKER FEES. The Seller agrees to indemnify and save harmless the Purchaser, and the Purchaser agrees to indemnify and save harmless the Seller, and their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         10.9. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto; provided, that, the Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of the Seller. Other than as specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision contained herein, it being the intention of the parties to this Agreement or the Related Agreements that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person. The agreements attached hereto as exhibits shall be binding and subject to the assignment provisions as set forth in such agreements.

         10.10. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the schedules, exhibits and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         10.11. ACCESS TO RECORDS. For a period of five (5) years after the Closing Date, Seller shall have the right, at its expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Business delivered to Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business prior to the Closing Date or (c) any other commercially reasonable purpose. During such five (5) year period Purchaser shall not destroy or discard such records without giving Seller ninety (90) days' prior written notice of its intentions and giving Seller the right, at its expense, to remove from Purchaser's premises any such financial records. For a period of five (5) years after the Closing Date, Purchaser shall have the right, at its expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Business in the possession of the Seller that relate to the Business, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of the Business or (c) any other commercially reasonable purpose. During such five (5) year period Seller shall not destroy or discard such records in the possession of the Seller without giving Purchaser ninety (90) days' prior written notice of its intentions and giving Purchaser the right, at its expense, to remove from Seller's premises any such financial records.

         10.12. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by certified mail, postage prepaid, or sent via telecopier:


         If to Purchaser:                                        With a copy to:

         Mr. Rags Acquisition, Inc.                              Buchalter, Nemer, Fields & Younger P.A.
         18011 Sky Park Circle                                   601 South Figueroa Street, 24th Floor
         Suite 58 N                                              Los Angeles, CA 90017
         Irvine, CA 92614                                        Attention: Jeffrey Kapor

         Attention: Mark Hyman                                   Friedman Peterson
                                                                 19800 MacArthur Boulevard
                                                                 Irvine, CA 92612
                                                                 Attention: Brian Friedman

         If to Seller:                                           With a copy to:

              Claire's Stores, Inc.                                    Greenberg Traurig, P.A.
              3 S.W. 129 Avenue                                        1221 Brickell Avenue
              Pembroke Pines, Florida  33027                           Miami, Florida  33131
              Attn:  Ira D. Kaplan, Senior Vice President              Attn:  Gary M. Epstein, Esq.


or to such other address as Seller or Purchaser may designate by notice to the other.

         10.13. CONFIDENTIALITY. Purchaser understands that in connection with the transactions contemplated hereby and after the Closing, Purchaser may come in contact with means and methods by which Seller, the Company and its subsidiaries/affiliates (collectively, "Seller Entities") conduct and operate their businesses (other than the Business), including, but not limited to, contract terms, lease terms, methods of operation, levels of costs, store displays, promotional procedures, pricing strategies, software, systems, utilization and profits, any other operating and procedure methods developed by Seller Entities, together with any other materials prepared or provided by, or on behalf of Seller Entities (collectively, the "Trade Secrets"). Purchaser understands that the Trade Secrets are confidential and proprietary materials of Seller Entities. Purchaser agrees to keep the Trade Secrets confidential and not to use the Trade Secrets or reveal the Trade Secrets to any other person or entity, unless required by law. Purchaser shall also obligate each of its employees and agents to a level of care sufficient to protect the Trade Secrets from unauthorized use or disclosure. Upon the request of Seller Entities, Purchaser shall return the Trade Secrets to Seller Entities.

         10.14. ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         10.15. SECTION 338(h)(10) ELECTION FILING. Prior to completion of the Closing, Purchaser and Seller shall prepare, and properly deliver to the U.S. Postal Service an envelope for mailing by Certified Mail, Return Receipt Requested, with the return receipt addressed to Purchaser, containing, a properly executed Form 8023 (albeit without an allocation of the purchase price in Sections E and F thereof) as well as two copies of the Form 8023 for stamping to record receipt thereof by the Internal Revenue Service and postage prepaid envelopes for return of one copy each to Seller and Purchaser. Prior to completion of the Closing, Seller shall receive a copy of the envelope, of the postal card to be signed by the Internal Revenue Service evidencing its receipt of the envelope and of the receipt stamped by the U.S. Postal Service evidencing its receipt of the envelope. Promptly following its receipt of the postal card to be signed by the Internal Revenue Service evidencing its receipt of the envelope, Purchaser shall deliver a copy thereof to Seller.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                                       CLAIRE'S STORES, INC.



                                       By: /s/ Rowland Schaefer
                                           -------------------------------------
                                       Name:     Rowland Schaefer
                                       Title:    Chairman of the Board
                                       LUX CORPORATION


                                       By: /s/ Rowland Schaefer
                                           -------------------------------------
                                       Name:     Rowland Schaefer
                                       Title:    Chairman of the Board
                                       MR. RAGS ACQUISITION, INC.



                                       By: /s/ Ivan Spiers
                                           -------------------------------------
                                       Name:     Ivan Spiers
                                       Title:    Chief Executive Officer

         The undersigned agree to be bound by the terms of Section 9.3(b) of this Agreement.

                                       -----------------------------------------
                                       BRUCE FRIEDMAN

                                       -----------------------------------------
                                       IVAN SPIERS